SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 22, 2008

TVI CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	0-10449	52-1085536
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7100 Holladay Tyler Road, Glenn Dale, MD 20769

(Address of Principal Executive Offices)

(301) 352-8800

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 22, 2008, TVI Corporation (the “Company” or “TVI”) and certain of its subsidiaries entered into an Amended and Restated Financing and Security Agreement with Branch Banking & Trust Company (“BB&T”), which restructures previous credit arrangements with BB&T (as amended and restated, the “Credit Agreement”). The Credit Agreement provides TVI with a revolving credit facility in the maximum principal amount of $7.0 million, subject to a working capital borrowing base (the “Revolving Facility”), and a $22.5 million six-year term loan facility (the “Term Facility”, together with the Revolving Facility, the “Credit Facility”). Previously, the credit arrangements with BB&T provided for a $25.0 million revolving credit facility and a $5.0 million acquisition line of credit. Borrowings under the Revolving Facility are governed by a borrowing base on eligible accounts receivable and inventory. Subject to the borrowing base, amounts may be borrowed, repaid and re-borrowed by the Company on a revolving basis until February 20, 2009, which may be extended by BB&T.

The obligations under the Credit Agreement are secured by a first priority security interest in all, or substantially all, of the personal property of TVI and certain of its subsidiaries (the “Collateral”).

The Credit Agreement contains customary affirmative and negative covenants that, among other things, limit the ability of TVI to incur additional indebtedness, issue equity, create liens, pay dividends, make certain types of investments, make certain capital expenditures, sell assets, merge with other companies or enter into certain other transactions outside of the ordinary course of business. TVI is also required to maintain certain financial covenants specified in the Credit Agreement, including (i) a Fixed Charge Coverage Ratio, calculated as EBITDAR to Debt Service (each term as defined in the Credit Agreement) and (ii) a consolidated ratio of Funded Debt to EBITDA. Compliance with these financial covenants is waived for the first and second quarters of 2008 and will be applied beginning in the third quarter of 2008 and in subsequent periods on a forward-looking basis. TVI is also required to maintain consolidated net operating income of not less than zero ($0.00) and a minimum level of Tangible Net Worth (as defined in the Credit Agreement) commencing immediately. In addition, TVI is required to maintain certain minimum levels of EBITDA. Capital expenditures by TVI and its subsidiaries may not exceed $4.0 million in any fiscal year without BB&T’s prior written consent.

The Credit Agreement contains customary events of default, including, but not limited to (a) non-payment of amounts due, (b) material breach of representations, warranties or covenants under the Credit Agreement, (c) cross-default provisions relating to other indebtedness or obligations, (d) bankruptcy or similar proceedings, and (e) material adverse changes. Upon the occurrence of an event of default, the amounts outstanding under the Credit Facility may be accelerated and may become immediately due and payable and BB&T may exercise other remedies available to it under the Credit Agreement, including without limitation, exercising its rights in the Collateral.

The Revolving Facility bears interest at a floating rate equal to prime plus 1.00% per annum. The Term Facility bears interest at a floating rate of prime plus 1.5%. Interest is payable monthly on amounts borrowed under the Revolving Facility with principal and accrued interest due and payable in full on the maturity date of February 20, 2009, unless renewed. Payments on the Term Facility are interest-only for the first six months and then amortize ratably over the remaining term, which expires on February 22, 2014. In addition, TVI must make annual mandatory prepayments on the Term Facility of (i) 100% of Excess Cash Flow (as defined under the Credit Agreement) if TVI’s Funded Debt to EBITDA ratio for such fiscal year is greater than or equal to 3.0 to 1.0, or (ii) 50% of Excess Cash Flow if TVI’s Funded Debt to EBITDA ratio for such fiscal year is less than 3.0 to 1.0.

The Credit Agreement also provides that BB&T will issue letters of credit for the account of TVI in aggregate undrawn amounts of up to $750,000. Annual fees for letters of credit issued for the account of TVI will equal 2.00% of the face amount of such letters of credit. The amount of any outstanding letters of credit issued or committed to be issued by BB&T will reduce, dollar for dollar, the aggregate amount available under the Revolving Facility.

TVI paid a fee of $125,000 in connection with the execution of the Credit Facility, and also must pay certain administrative and professional expenses incurred by BB&T in connection with the drafting and negotiation of the Credit Agreement. TVI must also pay a monthly fee equal to an annual rate of 0.25% of the unused Revolving Facility. Beginning in March 2009, TVI will also be obligated to pay to BB&T a term loan fee of between 1% and 3% of consolidated annual EBITDA for each fiscal year ending on or after December 31, 2008 based on actual EBITDA for such fiscal year, and will be subject to a $500,000 early termination fee if the loans are repaid in full prior to the maturity date of the Term Facility.

The foregoing description of certain terms of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is attached hereto as Exhibit 10.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits.

10.1	Amended and Restated Financing and Security Agreement dated as of February 22, 2008, by and among TVI Corporation, CAPA Manufacturing Corp., Safety Tech International, Inc., TVI Air Shelters, LLC, Signature Special Event Services, Inc. and Branch Banking & Trust Company*

10.2	Amended and Restated Term Note dated February 22, 2008

10.3	Amended and Restated Revolving Note dated February 22, 2008

99.1	Press Release dated February 25, 2008

*	Schedules have been omitted pursuant to SEC rules and will be provided upon SEC request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TVI CORPORATION
(Registrant)

Date: February 25, 2008	/s/ Sherri S. Voelkel
Sherri S. Voelkel
Senior Vice President and Chief Financial Officer

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